Exhibit 99.3


THE FOLLOWING IS THE TEXT OF A Q&A DISTRIBUTED BY OFFICEMAX, INC. TO ITS EMPLOYEES ON JULY 14, 2003:

                               QUESTIONS/ANSWERS
                         OFFICEMAX/BOISE ANNOUNCEMENT



     Q. WHAT DOES THIS ANNOUNCEMENT MEAN TO ME AS AN ASSOCIATE OF OFFICEMAX?

     A. In the short term, the announcement will have no effect on OfficeMax associates or our associate policies or benefits. It will be business as usual for all of us while we complete all the necessary transition steps. Following the transition, the combined company will be an industry powerhouse with new opportunities for associates from both OfficeMax and Waterfall.


     Q. WHAT DOES THIS ANNOUNCEMENT MEAN TO MY JOB?

     A. The combination will occur over the next year, starting with the creation of a task force to begin work on a transition plan. Though there is much work to be done over the next several months, our expectation is that OfficeMax will maintain its offices in the Cleveland area and little will change that impacts jobs as the transition occurs. A major focus will be on creating new opportunities for associates.


     Q. WHAT DOES THIS ANNOUNCEMENT MEAN TO THE COMPANY?

     A. The combined company will result in numerous business synergies and benefits. The new entity will be positioned to serve all segments of the multi-billion dollar office products market, taking advantage of our strong retail presence and expertise and Boise's strength in the contract stationery business. The combined company is expected to generate revenues of over $12.5 billion this year alone and will place the company in the Fortune 200 list.


     Q. WHERE CAN I LEARN MORE ABOUT THIS DECISION NOW AND AS THE TRANSITION OCCURS?

     A. You can get more information about this important announcement by logging into www.officemax.com through the public internet or on @Max if you have access. From our officemax.com home page, under General Information (in the lower right corner) click on the Corporate and Investor Information link and then click on the Associate Information link. Leave the username unchanged and type 2456 on the password line, and then click submit. You may also click on the Investor Information link to see investor communications. We will update these sites as appropriate to keep associates and investors informed.


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OfficeMax, Inc. and Boise Cascade Corporation will file with the Securities and Exchange Commission (the "SEC") a registration statement, a joint proxy statement/prospectus and other relevant documents regarding the proposed business combination transaction referred to in the foregoing information. Shareholders are urged to read the registration statement and joint proxy statement/prospectus regarding the proposed business combination, when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by OfficeMax, Inc. and Boise Cascade Corporation at the SEC's website at www.sec.gov. Copies of the joint proxy statement/prospectus (when it is available) and these other documents may also be obtained, without charge, by directing a request to Michael Weisbarth at OfficeMax, Inc. at (216) 471-6698 or to Vincent Hannity at Boise Cascade Corporation at (208) 384-6390.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Investors may obtain a detailed list of names, affiliations and interests of OfficeMax, Inc. participants in the solicitation of proxies of shareholders to approve the proposed business combination from an SEC filing under Schedule 14A made by OfficeMax, Inc. prior to, or concurrently with, the filing of the preliminary joint proxy statement/prospectus with the SEC. Investors may obtain a detailed list of names, affiliations and interests of Boise Cascade Corporation participants in the solicitation of proxies of shareholders to approve the proposed business combination from an SEC filing on Form S-4 made by Boise Cascade Corporation prior to, or concurrently with, the filing of the preliminary joint proxy statement/prospectus with the SEC.